Exhibit 99.1

NEWS For Immediate Release

Investor Contact:

Stephen Wideman

949.754.8142

stephen.wideman@quest.com

QUEST SOFTWARE ANNOUNCES PENDING SETTLEMENT WITH

SECURITIES AND EXCHANGE COMMISSION

ALISO VIEJO, Calif., Dec. 2, 2008 – Quest Software, Inc. (Nasdaq: QSFT) today announced the pending resolution of the previously announced investigation by the United States Securities and Exchange Commission (SEC) into the company’s historical employee stock option granting practices and related accounting treatment. Without admitting or denying the allegations in the SEC’s complaint, Quest has agreed to settle with the SEC by consenting to the entry of a judgment enjoining future violations of certain provisions of the federal securities laws. Under the terms of the settlement, which is subject to final approval by the Commissioners of the SEC, Quest would not be charged by the SEC with fraud and would not be required to pay any monetary penalties as part of the settlement. The settlement would completely resolve the SEC investigation into the company’s historical stock option granting practices and related accounting treatment.

Additionally, the Company announced that the Executive Chairman of the Board of Directors, Vincent C. Smith, has also entered into a settlement in principle with the SEC. While not admitting or denying any allegations, Mr. Smith will agree, among other things, to the entry of a judgment enjoining future violations of certain federal securities laws. The tentative settlement imposes no restrictions upon Mr. Smith’s service as an officer or director of any publicly traded company, which will allow Mr. Smith to continue to serve the Company in his current role.

About Quest Software, Inc.

Quest Software, Inc., a leading enterprise systems management vendor, delivers innovative products that help organizations get more performance and productivity from their applications, databases, Windows infrastructure and virtual environments. Quest also provides customers with client management through its ScriptLogic subsidiary and server virtualization management through its Vizioncore subsidiary. Through a deep expertise in IT operations and a continued focus on what works best, Quest helps more than 100,000 customers worldwide meet higher expectations for enterprise IT. Quest Software can be found in offices around the globe and at www.quest.com.

Quest Software Announces Pending Settlement with Securities and Exchange Commission	Page 2

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Quest and Quest Software are registered trademarks of Quest Software, Inc. The Quest Software logo and all other Quest Software product or service names and slogans are registered trademarks or trademarks of Quest Software, Inc. All other trademarks and registered trademarks are property of their respective owners.

Forward Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including statements relating to the terms and approval of Quest’s agreement to settle with the SEC. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, including those related to final approval of the settlement by the SEC, and actual results could differ from those anticipated as a result of various factors. For a discussion of these and other related risks, please refer to Quest’s recent SEC filings, including Quest’s annual report on Form 10-K for the year ended December 31, 2007 and quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Quest undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Web Links Referenced in this Release:

Quest Software, Inc. – www.quest.com